EXHIBIT 3(II)





                             BY-LAW AMENDMENT


RESOLVED, that pursuant to the provisions of Article III, Section 3.2 of the By-Laws of the Corporatin, the number of directors of the Board of Directors is hereby fixed at eleven members effective August 20, 1998.